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                                                                      EXHIBIT 99
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                  HARRIS CORPORATION PRESIDENT LEAVES COMPANY;
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                  CEO WILL RESUME CHIEF OPERATING OFFICER ROLE
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MELBOURNE, FLORIDA, MAY 9, 2000--Harris Corporation today announced that E. Van
Cullens, president and chief operating officer, is leaving the company for personal reasons. "We are grateful for Van's leadership and assistance during his three-year stay at Harris," said Phillip W. Farmer, chairman and CEO.

Mr. Farmer will resume the dual role of chief executive officer and chief operating officer, which he held until May 1999. "As a result of our repositioning, Harris has created a management structure and control system that is acutely focused on operating results," Mr. Farmer said. "That control can be best accomplished with a direct line from the operating divisions to the company's chief executive officer."

The management change will not affect Harris' repositioning actions that are currently underway or its strategy to become one integrated company with a single focus on communications equipment. "Our recent third quarter results indicate that Harris is on its way to rebuilding a financially and technically strong company with the capability to generate strong growth in revenue and profits," Mr. Farmer said. "That message has been well received by the investment community, as evidenced by the improvement in the company's stock price during the past six months."

Harris Corporation (NYSE: HRS) is an international communications equipment company focused on providing product, system, and service solutions that take its customers to the next level. The company provides a wide range of products and services for wireless, broadcast, government, and network support markets. The company has sales and service facilities in nearly 90 countries.

Media inquiries: Tom Hausman at 321-727-9131, or thausm01@harris.com
Investor relations inquiries: Pamela Padgett at 321-727-9383, or ppadge01@harris.com
For additional information, contact Harris Corporation at webmaster@harris.com

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